UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 20, 2008

Escalon Medical Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-20127	330272839
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

435 Devon Park Drive, Building 200, Wayne, Pennsylvania		19087
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-688-6830

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with the private placement disclosed in Section 3.02 of this Form 8-K report, which disclosure is incorporated by reference into this item, the Company entered into a Securites Purcahse Agreement, a Registration Rights Agreement and Warrants to purchase common stock of the Company with the investors. The Registration Rights Agreement requires the Company to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of all of the shares sold in the private placement and the shares issuable upon exercise of the warrants (the "registrable securities") for an offering to be made on a continuous basis pursuant to Rule 415. Subject to the terms of the Registration Rights Agreement, the Company is required to use best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date when all registrable securities covered by the registration statement have been sold or the date after while the shares may be sold pursuant to an exemption from registration under the Securities Act.

Item 3.02 Unregistered Sales of Equity Securities.

On November 20, 2008, the Company completed a $1,100,000 private placement of common stock and common stock purchase warrants to accredited investors. The Company sold 1,000,000 shares of common stock at $1.10 per share. The investors also received warrants to purchase an additional 150,000 shares of common stock at an exercise price of $1.21 per share. The warrants have a term of five years, but cannot be exercised for 181 days after issuance. The net proceeds to the Company from the offering of the 1,000,000 shares of common stock, after fees and expenses, will be approximately $1,029,000.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press released dated November 21, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Escalon Medical Corp.

November 21, 2008	By:	Richard J. DePiano, Jr.

Name: Richard J. DePiano, Jr.
Title: President & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 21, 2008